Exhibit 10.58

This Taxation Management Agreement

is made on [insert date] between the following parties:

1                                        Genworth Financial, Inc
, a company incorporated in the State of Delaware, United States of America, and having its principal place of business at 6620 West Broad Street, Richmond, Virginia 23230
(Genworth)

2                                        General Electric Capital Corporation
, a company incorporated in the State of Delaware, United States of America, and having its principal place of business at 260 Long Ridge Road, Stamford, CT, 06927

(GECC)

Recitals

(A)                             The Board of Directors of GE Company has determined that it is in the best interest of its subsidiaries and shareholders to divest the Genworth Group into a separate business and to divest a portion of its interests in the Genworth Group through a public share offering.

(B)                               Pursuant to a Master Agreement dated [•], [•] 2004 between, inter alia, GE Company, GECC and Genworth (the “Master Agreement”), Genworth has agreed to acquire the outstanding shares of stock of certain subsidiaries of GE (the “Acquisition”) and will thereby become the parent entity of the Genworth Companies..

(C)                               Pursuant to the US Tax Management Agreement dated [•], [•] 2004 between, inter alia, GE Company and Genworth, (the “US TMA”), GE and Genworth have entered into an arrangement governing the US Tax liabilities and affairs of the subsidiaries acquired under the Acquisition.

(D)                              Pursuant to the Global Transition Services Agreement dated [•], [•] 2004 between, inter alia, GE Company and Genworth, GE Company and its subsidiaries will provide or cause to be provided certain administrative and support services and other assistance to Genworth and its subsidiaries on a transitional basis and Genworth and its subsidiaries will provide or cause to be provided certain administrative and support services and other assistance to GE and its subsidiaries (the “Global TSA”). The GE Aust Companies and NEW GEMICO entered into the Business Transfer Arrangements on 23 February 2004 to effect a transfer of the Business conducted by the GE Aust Companies to NEW GEMICO, which were completed on 31 March 2004.

(E)                                The purpose of this Agreement is to record the parties’ agreement with regard to the Tax liabilities and affairs of the GE Aust Companies and Genworth Companies.

The parties agree

in consideration of, among other things, the mutual promises contained in this agreement:

1                                        Definitions and Interpretation

1.1                              Definitions

Act means Corporations Act 2001 (Cth).

Business means the lenders mortgage insurance business of GEMI and GEMICO which has been  transferred to NEW GEMICO pursuant to the Business Transfer Arrangements and the business of GEMICO HOLDINGS.

Business Day means a day on which trading banks are open for business in Sydney other than a Saturday or Sunday;

Business Transfer Arrangements means the:

(a)                                  GEMI Business Transfer Agreement dated 23 February 2004 between GEMI and NEW GEMICO for the transfer of certain assets from GEMI to NEW GEMICO;

(b)                                 GEMICO Business Transfer Agreement dated 23 February 2004 between GEMICO and NEW GEMICO for the transfer of certain assets from GEMICO to NEW GEMICO; and

(c)                                  the Schemes,

which took effect on the Transfer Date.

Consolidated Tax Group has the meaning set out in the Income Tax Assessment Act.

GECFA means GE Capital Finance Australasia Pty Limited ACN 070 396 020

GEMICO means GE Capital Mortgage Insurance Corporation (Australia) Pty Limited ABN 52 081 488 440.

GE Company means General Electric Company, a company incorporated in the United States of America and having its principal place of business at 3135 Easton Turnpike Fairfield, CT 06828

GE Group means GE Company and its subsidiaries (other than Genworth and its subsidiaries).

GE Group Company means any company in the GE Group.

GE Aust Companies means GEMI, GEMICO and GEMICO HOLDINGS and GE Aust Company means any one of them.

NEW GEMICO means GE Mortgage Insurance Company Pty Limited ABN 60 106 974 305.

GEMI means GE Mortgage Insurance Pty Limited ABN 61 071 466 334.

GEMICO HOLDINGS means GEMICO Holdings ABN 95 099 020 694.

Genworth Companies means:

(a)                                  NEW GEMICO Holdings; and

(b)                                 NEW GEMICO;

and Genworth Company means either one of them.

Genworth Group means Genworth and its subsidiaries

Group Liability has the meaning defined in section 721-10 of the Income Tax Assessment Act.

Head Company has the meaning set out in the Income Tax Assessment Act.

Income Tax Assessment Act means the Income Tax Assessment Act 1997 (Cth).

Initial Public Offering or IPO has the meaning specified in section 1.1 of the Master Agreement.

Losses means all losses, liabilities, costs (including without limitation reasonable legal costs), charges, expenses, actions, proceedings, claims and damages.

Net Tax Contribution Amount has the meaning set out in the Taxation Management (Stub Period Payments) Agreement.

NEW GEMICO HOLDINGS means GE Mortgage Insurance Holdings Pty Limited ABN 89 106 972 874.

Public Authority includes:

(a)                                  any government in any jurisdiction, whether federal, state, territorial or local;

(b)                                 any minister, department, office, commission, delegate, instrumentality, agency, board, authority or organisation of any government or in which any government is interested;

(c)                                  any non-government regulatory authority;

(d)                                 any provider of public utility services, whether or not government owned or controlled;

(e)                                  any regulatory organisation established under statute or any stock exchange; and

(f)                                    judicial body or administrative body.

Relevant Tax Matters means:

(a)                                  the preparation and filing of all Tax returns, forms or statements;

(b)                                 any dealings with or making of any Tax assessments;

(c)                                  any audit or other administrative or judicial proceedings regarding any Taxes payable; and

(d)                                 any other matter that may result in any Tax liability,

in relation to the GE Aust Companies or the Genworth Companies in so far as such things relate to matters where Genworth or the Genworth Companies have agreed to indemnify or pay an amount under this agreement.

Schemes means:

(a)                                  a scheme pursuant to Part III Division 3A of the Insurance Act 1973 (Cth) for the transfer of the lenders mortgage insurance business of GEMI to NEW GEMICO; and

(b)                                 a scheme pursuant to Part III Division 3A of the Insurance Act 1973 (Cth) for the transfer of the lenders mortgage insurance business of GEMICO to NEW GEMICO.

Supplemental Payment Deed means the agreement of the same name dated 31 March 2004 between NEW GEMICO HOLDINGS, GECC, GEMICO and GEFA International Holdings, Inc. a corporation organised under the laws of Delaware, providing for an additional payment from NEW GEMICO HOLDINGS to GEMICO in respect of the transfer of the Business.

Taxation Management (Stub Period Payments) Agreement means the agreement of the same name between GECFA and NEW GEMICO, dated the same day as this agreement.

Tax includes any tax, levy, impost, deduction, charge, rate, duty, compulsory loan or withholding which is levied or imposed by a Public Authority, and any related interest, penalty, charge, fee or other amount.

Tax Expert means a Sydney barrister who specialises in tax law:

(a)                                  as agreed between the parties; or

(b)                                 failing such agreement, upon application of either the Recipient or the Payer, as nominated by the President for the time being of The NSW Bar Association.

Tax Matters Agreement means the agreement dated [insert date] between GE Company, GECC, GEI, Inc. (a Delaware Corporation), GE Financial Assurance Holdings, Inc. (a Delaware Corporation) and Genworth.

2003 Tax Provision means the amount provided in respect of Tax in the annual accounts for the GE Aust Companies and GECFA (insofar as it relates to the Business) for the year ended 31 December 2003.

2004 Tax Provision means GE Group’s estimate (determined acting reasonably and as soon as reasonably practicable after the Transfer Date) of the aggregate amount of Tax payable by GECFA in respect of the Business for the period 1 January 2004 to the Transfer Date as if that period were an income year.

Transfer Date means the “Transfer Date” as defined in the Schemes, being 31 March 2004.

1.2                               Interpretation

Headings are for convenience only and do not affect interpretation. The following rules of interpretation apply unless the context requires otherwise.

(a)                                 The singular includes the plural and conversely.

(b)                                A gender includes all genders.

(c)                                 Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)                                A reference to a person includes a body corporate, an unincorporated body or other entity and conversely.

(e)                                 A reference to a clause or schedule is to a clause of or schedule to this agreement.

(f)                                   A reference to any party to this agreement or any other agreement or document includes the party’s successors and permitted assigns.

(g)                                A reference to any agreement, deed or document is to that agreement, deed or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this agreement.

(h)                                A reference to any legislation or to any provision of any legislation includes any modification or re-enactment of it, any legislative provision substituted for it and all regulations and statutory instruments issued under it.

(i)                                    A reference to dollars or $ is to Australian currency.

(j)                                    Each schedule to this agreement forms part of the agreement.

(k)                                 A reference to conduct includes any omission and any statement or undertaking, whether or not in writing.

(l)                                    A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

(m)                              Mentioning anything after include, includes or including does not limit what else might be included.

(n)                                A reference to a right or obligation of any two or more persons confers that right, or imposes that obligation, as the case may be, jointly and severally.

(o)                                No provision of this agreement will be construed adversely to a party on the ground that the party was responsible for the preparation of this agreement or that provision.

1.3                               Business Days

Where the day on or by which anything has to be done under this agreement is not a Business Day, that thing must be done on or by the preceding Business Day.

2                                        Indemnities

2.1                               GECC Indemnity

(a)                                 GECC indemnifies Genworth in respect of and must pay Genworth an amount equal to any Tax payable by the Genworth Companies to the Commissioner of Taxation:

(1)                                 under Division 721 of Income Tax Assessment Act in respect of a Group Liability of GECFA that is not paid or otherwise discharged in full by the time the liability became due and payable; and

(2)                                 under section 53 of the Taxation Administration Act 1953 in respect of GST.

(b)                                The indemnity given by GECC under this clause 2.1 does not affect the obligation of NEW GEMICO to pay any Net Tax Contribution Amount to GECFA under clause 2.1 of the Taxation Management (Stub Period Payments) Agreement.

(c)                                 Where a Genworth Company:

(1)                                 receives a refund of Tax; or

(2)                                 pays a reduced amount of Tax as a result of the application of a benefit or credit arising from an earlier payment of Tax,

and the Tax giving rise to the refund, benefit or credit is Tax in respect of which GECC has paid an amount to Genworth  under the indemnity given by GECC pursuant to this clause 2.1, Genworth must procure that the relevant Genworth Company repays to GECC, to the extent of the refund or reduced amount of Tax, the amount paid by GECC under this clause 2.1 within 30 days of receipt of the refund or reduced payment.

(d)                                GECC indemnifies Genworth in respect of and must pay Genworth an amount equal to any stamp duty (including penalties and interest) on the execution, delivery and performance of the Supplemental Payment Deed.

2.2                               Genworth Indemnity

(a)                                 Genworth indemnifies GECC in respect of and must pay GECC an amount equal to:

(1)                                 any increases in Tax payable by the GE Aust Companies in respect of the Business up to 31 December 2002;

(2)                                 any Tax payable by the GE Aust Companies and GECFA (insofar as it relates to the Business) in respect of the carrying on of the Business in excess of the 2003 Tax Provision; and

(3)                                 any Tax payable by GECFA in respect of the carrying on of the Business in excess of the 2004 Tax Provision.

(b)                                For the avoidance of doubt, any reference to Tax payable by GECFA or any GE Aust Company in respect of the carrying on of the Business in excess of the 2004 Tax Provision (for which Genworth has given an indemnity under clause 2.2(a)(3)) does not include any Tax (including stamp duty) payable by GECFA or any GE Aust Company in respect of the Business Transfer Arrangements or the Supplemental Payment Deed.

(c)                                 Where a GE Aust Company or GECFA:

(1)                                 receives a refund of Tax; or

(2)                                 pays a reduced amount of Tax as a result of the application of a benefit or credit arising from an earlier payment of Tax,

and the Tax giving rise to the refund, benefit or credit is Tax in respect of the periods referred to in clause 2.2(a)(1), (2) or (3), GECC must pay to Genworth an amount equal to the refund or reduced amount of Tax.

2.3                               Limitations on Liability

A party will not be liable for any Tax, Loss or other amount under or relating to this agreement to the extent that the Loss arose or was incurred as a result of breach of any obligation under this agreement or the Master Agreement.

2.4                               Taxation Effect

If a payment that is required to be made by one party (the “Payer”) to any other (the “Recipient”) under this agreement is liable to Tax in the hands of the Recipient, or in appropriate cases an affiliate of the Recipient, the amount payable shall be increased by such amount as will leave the Recipient and the relevant affiliate in the same net after tax position as it would have been in had the payment not been so liable to Tax.

3                                        Control of Tax Matters

3.1                               Control by GE Group

(a)                                 The GE Group has sole control over:

(1)                                 the preparation and filing of all Tax returns, forms or statements;

(2)                                 any dealings with Tax assessments;

(3)                                 any audit or other administrative or judicial proceedings regarding any Taxes payable; and

(4)                                 any other matter that may result in any Tax liability,

in relation to the GE Aust Companies (including any Relevant Tax Matter).

(b)                                Without limiting clause 3.1(a), GECC must keep Genworth fully informed, must consult with and must permit Genworth to participate in any Relevant Tax Matter.

(c)                                 In respect of a Relevant Tax Matter, GECC  must procure that each GE Group Company must not file any Tax returns or settle any proceedings or other matters which may result in any Tax liability in a manner that would materially adversely affect Genworth or the Genworth Companies without the consent of Genworth, which consent may not be unreasonably withheld.

(d)                                If a GE Group Company unreasonably fails to accept any proposal by Genworth or a Genworth Company in relation to a Relevant Tax Matter, then any relevant amount payable by Genworth or a Genworth Company pursuant to this agreement will be determined as if such proposal had been accepted.

(e)                                 If a GE Group Company otherwise acts unreasonably (or unreasonably fails to act) in dealing with any Relevant Tax Matter, then any relevant amount payable by Genworth or a Genworth Company pursuant to this agreement will be reduced to the extent that the unreasonable act (or failure to act) of that GE Group Company has increased the amount the subject of the payment.

3.2                               Control by Genworth

Except as provided in section 3.1, Genworth will have exclusive right to control:

(a)                                 the preparation and filing of all Tax returns, forms or statements;

(b)                                any dealings with Tax assessments;

(c)                                 any audit or other administrative or judicial proceedings regarding any Taxes payable; and

(d)                                any other matter that may result in any Tax liability,

of the Genworth Companies.

4                                        Disputes

If a dispute arises between the parties with respect to this agreement and the parties are unable to reach an agreement on the matter in dispute, then any party to the dispute may refer the dispute to the Tax Expert for determination.

(a)                                 The Tax Expert shall be deemed to act as an expert and not as an arbitrator.

(b)                                The Tax Expert shall have the right to call for information from any party relevant to any determination it may be required to make.

(c)                                 Each of the parties shall be entitled to submit written representations to the Tax Expert in connection with the matter or matters in dispute.

(d)                                The parties shall provide to the Tax Expert all such information and documentation as it may reasonably require.

(e)                                 The decision of the Tax Expert is, in the absence of manifest error, to be conclusive and binding on the parties for the purposes of determining the dispute and the time for any payment.

(f)                                   The costs and expenses in connection with the reference will be borne by the parties in a manner determined by the Tax Expert (and either party may request that determination) and in the absence of such a determination will be borne by the parties to the dispute equally.

5                                        GST

(a)                                 Any reference in this clause or otherwise in this agreement to a term defined or used in A New Tax System (Goods and Services Tax) Act 1999 is, unless the context indicates otherwise, a reference to that term as defined or used in that Act.

(b)                                Any amount referred to in this agreement which is relevant in determining a payment to be made by one of the parties to the other is exclusive of any GST unless indicated otherwise.

(c)                                 If GST is payable on a supply made under or in connection with this agreement then the consideration provided for that supply is increased by the rate at which that GST is imposed. The additional consideration is payable at the same time as the consideration to which it relates.

(d)                                The supplier must issue a tax invoice to the recipient of the supply at the time of payment of the GST inclusive consideration or at such other time as the parties agree.

(e)                                 If one of the parties to this agreement is entitled to be reimbursed for an expense or outgoing incurred in connection with the agreement, then the amount of the reimbursement will be net of any input tax credit which may be claimed by the party (or its representative member) being reimbursed in relation to that expense or outgoing.

6                                        Trusts

6.1                               Trust of Genworth’s promises

GECC holds the promises given by Genworth under this agreement for itself and also on trust for the GE Group Companies, with the intent that if GECC refuses or fails to enforce any of those promises then any GE Group Company may enforce them against Genworth.

6.2                               Trust of GECC’s  promises

Genworth holds the promises given by GECC under this agreement for itself and also on trust for the subsidiaries of Genworth, with the intent that if Genworth refuses or fails to enforce any of those promises then any subsidiary of Genworth may enforce them against GECC.

7                                        Interest

In the event that any payment required to be made under this agreement is made after the date on which such payment is due, interest will accrue on the amount of such payment from (but not including) the due date of such payment (and including) the date such payment is actually made at the rate determined under section 12 of the Tax Matters Agreement, compounded on a daily basis.

8                                        General

8.1                               Notices

(a)                                 Any notice or other communication including any request, demand, consent or approval, to or by a party to this agreement:

(1)                                 must be in legible writing and in English addressed as shown below:

(A)                             if to Genworth

Address:	6620 West Broad Street, Richmond, Virginia 23230

Attention:	Michael Schlessinger

Facsimile:	(804) 662 7900],

(B)                               if to GECC

Address:	260 Long Ridge Road, Stamford, CT, 06927

Attention:	Richard D’Avino

Facsimile:	(203) 967 5084 , and

or as specified to the sender by any party by notice;

(2)                                 must be signed by the sender (if a natural person) or an officer or under the common seal of the sender (if a corporation);

(3)                                 is regarded as being given by the sender and received by the addressee:

(A)                             if by delivery in person, when delivered to the addressee;

(B)                               if by post, 3 Business Days from and including the date of postage; or

(C)                               if by facsimile transmission, whether or not legibly received, when transmitted to the addressee,

but if the delivery or receipt is on a day which is not a Business Day or is after 4.00pm (addressee’s time) it is regarded as received at 9.00am on the following Business Day; and

(4)                                 can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(b)                                A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after transmission is received or regarded as received under clause 8.1(a)(3) and informs the sender that it is not legible.

(c)                                 In this clause 8.1, a reference to an addressee includes a reference to an addressee’s Officers, agents or employees.

8.2                               Waiver

(a)                                 A party waives a right under this agreement only if it does so in writing.

(b)                                A party does not waive a right simply because it:

(1)                                 fails to exercise the right;

(2)                                 delays exercising the right; or

(3)                                 only exercises part of the right.

(c)                                 A waiver of one breach of a term of this agreement does not operate as a waiver of another breach of the same term or any other term.

8.3                               Whole agreement

This agreement replaces any previous agreement, representation, warranty or understanding between the parties concerning the subject matter and embodies the entire agreement between the parties.

8.4                               Variation

A variation of any term of this agreement must be in writing and signed by the parties.

8.5                               Further action

Each party must promptly sign any document or do anything else that is necessary to give full effect to this agreement.

8.6                               Enforceability

If all or any part of a provision of this agreement is invalid or unenforceable, it may be severed to the extent of the invalidity or unenforceability, without affecting the validity or enforceability of the balance of that provision or any other provision which remains after severance.

8.7                               Counterparts

This agreement may be executed in any number of counterparts and all counterparts, taken together, constitute one instrument.

8.8                               Governing Law

This agreement is governed by the laws of New York.

Executed as an agreement:

Signed by
Genworth Financial, Inc
by:

Authorised Representative

Name (please print)

Signed by
General Electric Capital Corporation
by:

Authorised Representative

Name (please print)